Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into, by and among Needham Bank, a mutual cooperative bank having its principal place of business in Needham, Massachusetts (the “Bank”), and Salvatore Rinaldi, of Woodbridge, Connecticut (the “Executive;” collectively, the Bank and the Executive are the “Parties” or a “Party”) effective as of the date on which both Parties execute this Agreement below (the “Effective Date”). In the event the Bank reorganizes as the wholly owned or majority owned subsidiary of a mutual or stock holding company, any reference to the “Company” herein shall mean such parent corporation of the Bank.

WITNESSETH THAT:

WHEREAS the Bank desires to continue to employ the Executive in an executive capacity in the conduct of its businesses, and the Executive desires to be so employed on the terms contained herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Term of Agreement. This Agreement shall become effective as of the Effective Date, and shall continue through January 1, 2022, unless terminated earlier pursuant to Section 5 of this Agreement (the “Term”). Commencing on January 1, 2021, and on each January 1st thereafter (each, a “Renewal Date”), the Term shall extend automatically for one (1) additional year, so that the Term shall be two (2) years from such Renewal Date, unless either the Bank or the Executive provides written notice to the other Party at least ninety (90) days prior to such Renewal Date notifying the other Party of his or its election to not renew this Agreement. Either Party may elect to not renew this Agreement for any reason or no reason. Notwithstanding the foregoing, in the event a Change in Control (as defined below) occurs during the Term, the Term shall be extended automatically so that it expires two (2) years after the effective date of the Change in Control, unless terminated earlier pursuant to Section 5 of this Agreement.

2.             Executive’s Employment with the Bank.

(a)            The Bank hereby employs the Executive and the Executive agrees to be employed by the Bank, on the terms and conditions set forth in this Agreement. At all times during the Term of this Agreement, the Bank shall employ the Executive as its Executive Vice-President and Chief Operating Officer, subject to his election or re-election by the Bank’s Board of Directors (the “Board”), reporting to the President and Chief Executive Officer.

(b)            The Executive shall be employed on a full-time basis as Executive Vice-President and Chief Operating Officer of the Bank and shall be assigned only such duties and tasks as are appropriate for a person in such positions. It is the intention of the Bank and the Executive that, subject to the direction and supervision of the Board, the Executive shall have full discretionary authority to control the day-to-day operations of the Bank and to incur such obligations on behalf of the Bank as may be necessary or appropriate in the ordinary course of its business.

Initials: Executive____; Needham Bank____

(c)            During his employment hereunder, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge to the performance of his duties and responsibilities hereunder. Except as otherwise provided in this Section 2(c) and Section 2(d), the Executive shall not engage in any other business activity during the Term, other than an activity approved in writing by the Board. For the avoidance of doubt, the Executive may engage in service for civic, charitable or religious purposes or services in connection with any trade association (together “Community Activities”) during business hours without the need for notice to the Board, provided that Community Activities do not involve a material time commitment or interfere with Executive’s performance of his duties under this Agreement. The Executive shall disclose any such Community Activities if so requested by the Board and shall cease any such Community Activities as soon as practicable if directed in writing by the Board, provided that the Board determines in good faith that continuation of such Community Activities are inconsistent with this Section 2(c) and/or the legitimate business interests of the Bank.

(d)            With the prior written approval of the Board, the Executive may: serve on boards of directors of both for-profit and not-for-profit entities; or engage in Community Activities that involve a material time commitment. Notwithstanding the foregoing, the Executive may continue to serve on any board of directors on which he is serving as of the Effective Date of this Agreement. A list of such boards of directors has been supplied to the Board by the Executive.

3.             Compensation and Benefits.

(a)            Base Compensation. As compensation for the services to be performed by the Executive during the Term, the Bank shall pay to the Executive, in regular periodic installments, a base salary at the rate of Four Hundred Thousand Dollars ($400,000.00) per year, which may be increased, but not decreased (except for across-the-board reductions affecting substantially all “Executive Management Employees,” defined as employees of the Bank with the title of executive vice-presidents and above), in the sole discretion of the Board from time to time (the “Base Salary”). At least annually, the Board shall consider increasing the Base Salary.

(b)            Short-Term Incentive Compensation. In addition to the foregoing Base Salary, the Executive shall be eligible during the Term to receive short-term incentive compensation, determined and payable in the discretion of the Compensation Committee of the Board. At least annually, the Compensation Committee shall consider awarding short-term incentive compensation to the Executive.

(c)            Long-Term Incentive Compensation. In addition to the foregoing Base Salary, the Executive shall be eligible during the Term to receive long-term incentive compensation determined and payable in the discretion of the Compensation Committee of the Board. At least annually, the Compensation Committee shall consider awarding long-term incentive compensation to the Executive.

(d)            Fringe Benefits. During the Term, the Bank shall provide the Executive with the fringe benefits in which the Executive is participating on the Effective Date or which are established for Executive Management Employees after the Effective Date, including but not limited to any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Bank may from time to time have in effect for all or substantially all Executive Management Employees. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Bank, applicable law and the discretion of the Board of Directors or any administrative or other committee provided for or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Bank to establish any such plan or to maintain any such plan which may be in effect from time to time.

(e)            Personal Benefits Allotment. The Executive shall be entitled to an executive perquisites allotment of Twenty Four Thousand Dollars ($24,000) annually (the “Personal Benefits Allotment”), or such other greater amount as recommended by the Compensation Committee and approved by the Board from time to time (any increase in the Personal Benefits Allotment shall become the “Personal Benefits Allotment”), to be applied by the Executive, in his sole discretion, towards a car allowance, tax or financial advice or other such other perquisites as the Executive deems to be appropriate or desirable to his executive position.

(f)            Timing of Certain Payments. Any compensation payable or provided under this Section 3 shall be paid or provided not later than two and one-half months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture, within the meaning of Treasury Regulations Section 1.409A-l(d).

(g)            Taxation of Payments and Benefits. The Bank shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Bank to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

4.            Business Expenses. The Bank shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, including but not limited to, annual dues and/or membership fees in professional associations, attendance at industry seminars, and educational conferences. Such payments or reimbursements shall be subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Bank or their auditors or tax advisors. Reimbursements of expenses and in-kind benefits subject to this Section 4 or otherwise provided to the Executive shall be subject to the following rules: (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, except as otherwise allowed by Section 409A of the Internal Revenue Code (“Code”); (ii) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred; and (iii) no right to reimbursement or in-kind benefits may be liquidated or exchanged for another benefit.

5.            Termination. Notwithstanding any other provisions of this Agreement, including the provisions of Section 1 and/or the Term of this Agreement, this Agreement and the Executive’s employment hereunder shall terminate at any point during the Term of the Agreement under the following circumstances:

(a)            Death. In the event of the Executive’s death, this Agreement and the Executive’s employment hereunder shall terminate on the date of his death; provided, however, that, for a period of six (6) months following the Executive’s death, the Bank shall pay to the Executive’s designated beneficiary (or to his estate, if he fails to make such designation) an amount equal to the Executive’s Base Salary at the rate in effect at the time of his death (unless an increased Base Salary shall previously have been authorized to take effect as of a later date, in which case such increase shall apply as of that later date), such payments to be made on the same payroll schedule as Base Salary payments would have been made to the Executive had he not died.

(b)            Disability. In the event the Executive becomes disabled, this Agreement and the Executive’s employment hereunder shall terminate. For purposes of this Agreement, disability means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and that renders the Executive unable to engage in any substantial gainful activity and/or perform his obligations under this Agreement. Such determination may be made by the Board with objective medical input from a physician chosen by the Board. In the event of such termination, for a period of six (6) months following the Executive’s disability, the Bank shall pay to the Executive an amount equal to the Executive’s Base Salary at the rate in effect at the time of his disability (unless an increased Base Salary shall previously have been authorized to take effect as of a later date, in which case such increase shall apply as of that later date), such payments to be made on the same payroll schedule as Base Salary payments would have been made to the Executive had he not become disabled.

(c)            Termination by the Executive Without Good Reason. The Executive may resign from the Bank at any time upon thirty (30) days’ prior written notice to the Bank, and this Agreement and the Executive’s employment shall terminate effective on the date thirty (30) days after the written notice is provided to the Bank. In the event of resignation by the Executive under this Section 5(c), the Board may elect to waive the requirement that the Executive remain employed with the Bank during the notice period, or any portion thereof, and may elect to accelerate the date of the termination of this Agreement and the Executive’s employment with the Bank and such waiver and acceleration of the date of termination shall not be considered a termination by the Bank of this Agreement and the Executive’s employment.

(d)            Termination by the Bank Without Cause. The Bank may terminate this Agreement and the Executive’s employment without Cause upon thirty (30) days’ prior written notice to the Executive, and this Agreement and the Executive’s employment shall terminate effective on the date thirty (30) days after the written notice is provided by the Bank. In the event of a termination of the Executive by the Bank without Cause, the Board may elect to waive the requirement that the Executive remain employed with the Bank during the notice period, or any portion thereof, provided that the Bank continues to pay and/or provide the Executive his Base Salary and Fringe Benefits due under Section 3 of this Agreement (or, with respect to the Fringe Benefits, the value thereof) for the period of the notice, or any portion thereof.

(e)            Termination by the Executive for Good Reason. The Executive may terminate this Agreement and his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

(i)            Failure of the Bank to continue the Executive in the positions of Executive Vice-President and Chief Operating Officer without his consent during the Term;

(ii)           Material adverse change by the Bank, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, title, authorities, powers, functions or duties from the responsibilities, title, authorities, powers, functions or duties normally exercised by an executive in the positions of Executive Vice-President and Chief Operating Officer of the Bank, including the failure of the Bank to permit the Executive to attend meetings of the Board;

(iii)           An involuntary reduction in the Executive’s Base Salary except across-the-board salary reductions similarly affecting substantially all Executive Management Employees;

(iv)           The involuntary relocation of the office at which the Executive is principally employed to a location more than twenty-five (25) miles driving distance from such office as of the Effective Date hereof (unless the relocated office is closer to the Executive’s then principal residence);

(v)            Material breach by the Bank of Section 3 hereof or of any other provision of this Agreement;

(vi)           A Change in Control as defined herein, provided that the Executive terminates this Agreement and his employment hereunder within two (2) years of the effective date of the Change in Control; or

(vii)          The Bank’s election, pursuant to Section 1 of this Agreement, to not renew this Agreement, provided that the Executive terminates this Agreement and his employment hereunder within ninety (90) days of the notice of the Bank’s election to not renew this Agreement.

With respect to a Good Reason termination under sub-sections (5)(e)(i) through (5)(e)(v) above, the Executive must follow the “Good Reason Process,” which shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Bank in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Bank’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within sixty (60) days after the end of the Cure Period. If the Bank cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. Notwithstanding the foregoing, the Bank may elect to waive the Cure Period, in which case, the Executive’s termination may occur within such 30-day period and such waiver and acceleration of the date of termination shall not be considered a termination by the Bank of this Agreement and the Executive’s employment.

For purposes of this Agreement, “Change in Control” shall mean the consummation by the Company or the Bank, in a single transaction or series of related transactions, of any of the following:

(i)            Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation (notwithstanding the foregoing, for as long as the Bank remains in mutual form, this item “(i)” shall be inapplicable unless the merger or consolidation also has the effects set forth in item “(iii)” below);

(ii)            Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)            Change in Board Composition: During any period of two (2) consecutive years, individuals who constitute the Company’s or the Bank’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s board of directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the board as the result of a directive, supervisory agreement or order issued by the primary regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or

(iv)            Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

A Change in Control shall not be deemed to have occurred upon: (i) the conversion of the Bank from a mutual cooperative bank to stock form as the wholly-owned subsidiary of the Company, or in connection with any reorganization used to effect such a conversion; or (ii) upon a public stock offering of the shares of the stock holding company resulting from the conversion described in item “(i)” hereinabove.

(f)            Termination by the Bank for Cause. The Bank may terminate this Agreement and the Executive’s employment hereunder for Cause if at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board, which notice shall specify in reasonable detail the basis for a proposal to terminate the Executive’s employment for “Cause”) a majority of Board determines in good faith that the Executive has engaged in conduct that constitutes “Cause” as defined herein. Only the following shall constitute “Cause” for such termination:

(i)             Conviction of the Executive by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere or an admission of sufficient facts with respect to, any criminal offense involving dishonesty or breach of trust or any felony or crime of moral turpitude;

(ii)             Commission by the Executive of an act of fraud upon the Bank;

(iii)            Willful refusal by the Executive to perform the duties reasonably assigned to him by the Board (which duties are consistent with the Executive’s status as Executive Vice-President and Chief Operating Officer of the Bank), which failure or breach continues for more than thirty (30) days after written notice given to the Executive by the Bank setting forth in reasonable detail the nature of such refusal;

(iv)            Willful breach of fiduciary duty or willful misconduct by the Executive or the Executive’s commission of an act of moral turpitude that materially and adversely affects the Bank or has the ability to do so; or

(v)            Material breach of this Agreement by the Executive.

For purposes of this Section 5(f), no act, or failure to act, on the Executive’s part shall be deemed willful unless done, or omitted to be done, by the Executive without the reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Bank.

(g)            Termination due to Retirement. The Executive may terminate this Agreement and the Executive’s employment due to retirement. Termination of the Executive’s employment based on “Retirement” shall mean termination of the Executive’s employment in accordance with a retirement policy established by the Board, provided that any such retirement policy shall include a provision which requires that the Bank shall fully vest the Executive in any non-qualified deferred compensation plan(s) sponsored by the Bank or the Company, in which the Executive participates, effective upon the Executive’s date of retirement.

(h)            Termination Shall Constitute Resignation from All Positions. In the event of the termination of this Agreement and Executive’s employment for any reason, such termination shall also constitute Executive’s resignation from the Bank’s Board or as a corporator, as well as the Executive’s resignation from the board of directors, or as an officer, executive or corporator, of any affiliates of the Bank. The Parties may mutually agree to waive the automatic termination provision set forth in Paragraph 5(h).

6.              Compensation Upon Termination.

(a)            Termination Generally. If this Agreement and the Executive’s employment with the Bank is terminated for any reason, unless the Executive is eligible for Severance Benefits as set forth in the Section 6(b) below, the Executive shall only be entitled to, and the Bank’s sole remaining obligation to the Executive under this Agreement shall be to: (i) pay the Executive, an amount equal to: (A) any Base Salary earned through the effective date of the termination of Executive’s employment (the “Termination Date”), (B) unpaid expense reimbursements (subject to, and in accordance with, Section 4 of this Agreement), (C) pay at the then Base Salary rate for any accrued but unused vacation as of the Termination Date, (D) any earned but unpaid short-term and long-term incentive compensation for the calendar year immediately preceding the Termination Date, and (E) except in the case of a termination under Section 5(c) or Section 5(f), a prorated portion of the Executive’s target short-term and long-term incentive compensation for the calendar year in which the Termination Date occurs; and (ii) provide to the Executive any vested benefits due to the Executive under any employee benefit plan of the Bank, in accordance with the terms and conditions of those benefits plans and applicable law. The payment and benefits described in this Section 6(a) are collectively referred to as the “Automatic Termination Payments.” Regardless of the length of the Term of this Agreement in effect as of the Termination Date, the Automatic Termination Payments are the sole obligation to the Bank upon termination of this Agreement and the Executive’s employment, unless the Executive is eligible for Severance Benefits as set forth in the Section 6(b) below.

(b)            Severance Benefits. If and only if the Bank terminates this Agreement and Executive’s employment without Cause pursuant to Section 5(d) or if the Executive terminates this Agreement and the Executive’s employment for Good Reason as provided in Section 5(e), and subject to the Executive signing and not revoking the Severance Agreement described in Section 6(c), the Bank shall provide the benefits listed in sub-sections 6(b)(i) to (iii) below (the “Severance Benefits”) to the Executive:

(i)            Severance Payments. The Bank shall pay the Executive a severance payment in an amount equal to two (2) times the sum of (A) the Executive’s Base Salary plus (B) the highest annual short-term incentive compensation awarded to the Executive pursuant to Section 3(b) with respect to the three (3) most recent fiscal years ending before or simultaneously with the Termination Date (the “Severance Payment”). The Severance Payment shall be paid to the Executive in a single lump sum payroll payment within ten (10) business days of the Effective Date of the Severance Agreement; and further subject to modifications as specified in Section 7 hereof. In addition, the Bank shall provide the Executive with an amount equal to two (2) times the Executive’s Personal Benefit Allotment, payable in a lump sum payment at the same time and subject to the same conditions as the payment of the Severance Payment.

(ii)            Additional Benefits Payment. The Bank shall pay an additional lump sum payment to the Executive equal to twenty-four (24) times the total monthly cost as of the Termination Date for the participation in the Bank’s group life, medical and dental insurance plans of the Executive and, if enrolled as of the Termination Date, his family members. This amount shall be paid to the Executive in a single lump sum payment within ten (10) business days of the Effective Date of the Severance Agreement; and further subject to modifications as specified in Section 7 hereof. To the extent that the Executive and/or his family members elect COBRA continuation coverage for any period after the Termination Date, such cost will be paid solely by the Executive.

(iii)            Vesting of Non-Qualified Deferred Compensation. The Bank shall fully vest the Executive in any non-qualified deferred compensation plan(s) sponsored by the Bank or the Company, in which the Executive participates.

(c)            The payment of any Severance Benefits to the Executive are contingent upon: (i) the Executive signing a Severance Agreement in substantially the form of Exhibit A (the “Severance Agreement”) within twenty-one (21) days after the Severance Agreement is tendered (or a longer period if required by law); and (ii) the Executive not revoking the Severance Agreement within the seven (7) day revocation period set forth in the Severance Agreement. Notwithstanding the foregoing, the Severance Agreement attached as Exhibit A may be modified to the extent necessary based on changes in applicable law from and after the date of this Agreement. Notwithstanding the timing of the payments and/or provision of the Severance Benefits identified in Section 6(b), any Severance Benefits to which the Executive may be entitled under this Agreement will be paid no later than two and one-half months after the close of the plan year in which such Severance Benefits “vest,” as defined in Section 409A.

7.              Sections 280G and 409A.

(a)            Notwithstanding anything to the contrary herein, in no event shall the aggregate payments or benefits to be made or afforded to the Executive under this Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of the Executive, constitute an “excess parachute payment” under Code Section 280G, or any successor thereto, and in order to avoid such a result, then, first, the Bank shall, consistent with any legal obligations to the Bank and its shareholders, exercise seek the approval of 75% of the disinterested shareholders for the payments or benefits in accordance with Section 280G and, if such shareholder approval does not occur, then, second, the Executive may elect between: (i) accepting the Severance Benefits, in full, regardless of the potential Code Section 280G impact on the payment of such Severance Benefits; and (ii) accepting a reduced Severance Benefit in an amount, the value of which is one dollar ($1.00) less than three (3) times Executive’s “base amount,” as determined in accordance with Code Section 280G. The allocation of the reduction required hereby shall be determined by the Executive, provided, however, that if it is determined that such election by the Executive shall be in violation of Code Section 409A, the allocation of the required reduction shall be pro-rata.

(b)            Notwithstanding anything to the contrary herein, if at the time of the Executive’s “Separation from Service” (as defined below), the Bank determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s Separation from Service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s Separation from Service, or (B) the Executive’s death. If any such delayed payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of Separation from Service occurs, from such date of Separation from Service until the payment date.

(c)            To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s Separation from Service.” For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and the Executive reasonably anticipate that either no further services will be performed by the Executive after the Termination Date (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the Termination Date. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h).

(d)            The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code, to the extent applicable. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

8.              Non-Competition, Non-Solicitation and Confidential Information.

(a)            Non-Competition. During the Term of this Agreement and, in the event that the termination of this Agreement and the Executive’s employment by the Bank is without Cause (pursuant to Section 5(d)) or by the Executive for Good Reason (pursuant to Section 5(e)), for a period of twelve (12) months after the Termination Date, the Executive agrees not to compete with the Bank in any city, town or county in which the Executive’s normal business office is located or the Bank or the Company has an office or has or have filed an application for regulatory approval to establish an office. The Executive represents and admits that, in the event of the termination of this Agreement and the Executive’s employment hereunder, the Executive’s experience and capabilities are such that the Executive can obtain employment in the geographic area outside the restricted area defined in this Section 8 and/or in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood.

(b)            Non-Solicitation. During the Term of this Agreement and for a period of twelve (12) months after the Termination Date, the Executive shall not, directly or indirectly (i) hire or attempt to hire any employee of the Bank, assist in such hiring by any other person, or encourage any such employee to terminate his or her relationship with the Bank, or (ii) solicit business from any customer of the Bank or their subsidiaries, divert or attempt to divert any business from the Bank or their subsidiaries, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of the Bank or any other person or entity associated or doing business with the Bank (or proposing to become associated or to do business with the Bank) to terminate such person’s or entity’s relationship with the Bank (or to refrain from becoming associated with or doing business with the Bank) or in any other manner to interfere with the relationship between the Bank and any such person or entity. The Executive understands that the restrictions set forth in Sections 8(a), 9(b), and 9(c) are intended to protect the Bank’s interests in its Confidential Information (as defined below) and established employee, customer and supplier relationships and goodwill, and the Executive agrees that such restrictions are reasonable and appropriate for this purpose. For the avoidance of doubt, the Executive’s involvement in general advertising or general personnel recruiting efforts that are not targeted at customers or employees of the Bank shall not be considered to violate this Section 8(b).

(c)            Confidential Information. The Executive shall not at any time divulge, use, furnish, disclose or make accessible to anyone, other than to an employee or director of the Bank with a reasonable need to know, any knowledge or information with respect to confidential or secret data, trade secrets, business information, customer information, procedures or techniques of the Bank (“Confidential Information”), provided, however, that nothing in this Section 8 shall prevent the disclosure by the Executive of any such information which at any time comes into the public domain other than as a result of the violation of the terms of this Section 8 by the Executive or which is otherwise lawfully acquired by the Executive. In the event that Confidential Information is also deemed a trade secret, pursuant to 18 U.S.C. § 1833(b)(1), the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d)            Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Bank or are produced by the Executive in connection with the Executive’s employment with the Bank will be and remain the sole property of the Bank. The Executive will return to the Bank all such materials and property as and when requested by the Bank. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain any such material or property or any copies thereof after such termination.

(e)            Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Bank that the Executive’s execution of this Agreement, the Executive’s employment with the Bank, and the performance of the Executive’s duties for the Bank will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Bank, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Bank any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)            Litigation and Regulatory Cooperation. During and after the Executive’s employment with the Bank, the Executive shall cooperate fully with the Bank in the defense or prosecution of any claims or any actions now in existence or that may be brought in the future against or on behalf of the Bank that relate to events or occurrences that transpired while the Executive was employed by the Bank; provided that after the end of the Executive’s employment, the Executive shall not be required to perform more than one hundred (100) hours of services pursuant to this Section 8(f) above and beyond services that could be compelled by issuance of a subpoena. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Bank at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Bank in connection with any investigation or review by any federal, state or local regulatory authority as such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Bank. The Bank shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of his obligations pursuant to this Section 8(f). Unless the Executive is then employed by the Bank, the Bank shall pay the Executive for any services pursuant to this Section 8(f) at the hourly rate of the Executive’s final annual Base Salary divided by 2,080; provided that no payment obligation shall apply to services that could be compelled pursuant to a subpoena.

(g)            Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Bank that might result from any breach by the Executive of the obligations set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches or threatens to breach any portion of this Section 8, the Bank shall be entitled to, in addition to all other remedies that it may have, an injunction or other appropriate equitable relief to restrain any such breach or threatened breach without showing or proving any actual damages to the Bank and without the need to post a bond.

9.             Withholding. All payments made by the Bank under this Agreement shall be net of any tax or other amounts required to be withheld by the Bank under applicable law.

10.            Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage paid, to the Executive at the last address the Executive has filed in writing with the Bank or, in the case of the Bank, at its main office, attention of the Chairman of the Board.

11.            Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter hereof; no other promises or agreements of any kinds have been made to or with the Executive by any other person or entity to cause him to sign this Agreement; and this Agreement supersedes any and all prior and contemporaneous communications, agreements, and understandings, written or oral.

12.            Binding Effect, Non-assignability. This Agreement shall be binding upon and inure to the benefit of the Bank and its successors. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive during his lifetime. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.            Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Bank.

14.            Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.            Forfeiture of Payments. The Executive agrees that the receipt of Severance Benefits under Section 6(b) is conditioned upon the Executive’s compliance in all material respects with the obligations contained in Section 8. The foregoing provision shall be in addition to any other remedies or rights the Bank may have at law or in equity as a result of the Executive’s failure to comply with such obligations.

16.            Applicable Law. This Agreement shall be construed and enforced in all respects in accordance with the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws, and in accordance with and subject to any applicable federal laws to which the Bank may be subject as an FDIC insured institution. In addition to the foregoing:

(a)            In no event shall the Bank be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(b)            In no event shall the Bank be obligated to make any payment pursuant to this Agreement if:

(i)	the Bank is in default as defined in Section 3(x) (12 U.S.C. sec. 1813(x)(1)) of the Federal Deposit Insurance Act, as amended; or

(ii)	the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. sec. 1823(c)) of the Federal Deposit Insurance Act, as amended.

17.            Dispute Resolution. Except with respect to any claim arising out of or relating to the Executive’s obligations under Section 8 of this Agreement, if a dispute arises out of or relates to this Agreement, or the breach hereof, the Parties agree to first use the Employment Mediation Procedures contained in the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association as then in effect (the “Rules”). The mediation will take place at a location within twenty-five (25) miles of the Bank’s headquarters. Any dispute or controversy not settled in accordance with the mediation process described above shall be submitted to binding arbitration pursuant to the Rules. The arbitration will take place at a location within twenty-five (25) miles of the Bank’s headquarters.

18.            Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19.            Successors to the Bank. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform the Bank’s obligations under this Agreement to the same extent that the Bank would be required to perform it if no succession had taken place. Failure of the Bank to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

20.            Indemnification. The Bank agrees to indemnify the Executive in his capacity as an officer of the Bank. In addition, to the extent that the Executive serves at the request of the Bank as a representative, an officer, or a Board member of any community organization or financial services industry association or similar entity, he shall be entitled to indemnification by the Bank. Indemnification pursuant to this Section 20 shall be subject to and administered in accordance with the charter or by-laws of the Bank, as amended from time to time; provided, however, that the terms of such indemnification shall be no less favorable to the Executive than those set forth in the charter or by-laws of the Bank as of the Effective Date of this Agreement. Any indemnification with respect to service to a third party shall be provided only to the extent that no indemnification or insurance is available from such third party or that any such indemnification or insurance has been exhausted.

21.            No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. No payment provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, or the Executive’s receipt of income from any other sources, after termination of this Agreement and his employment hereunder.

IN WITNESS WHEREOF, this Agreement has been executed by the Bank and by the Executive, this ____ day of December, 2019.

ATTEST:	NEEDHAM BANK

/s/ William Day	By:	/s/ Chris Lynch
Clerk		Chairman of the Compensation Committee

SALVATORE RINALDI

/s/ Salvatore Rinaldi
Executive

EXHIBIT A

SEVERANCE AND RELEASE SEVERANCE AGREEMENT

This Severance and Release Severance Agreement (“Severance Agreement”) is made and entered into by and between Salvatore Rinaldi (the “Executive”) and Needham Bank (“Needham Bank”) (collectively the “Parties” and/or individually a “Party”).

WHEREAS, the Executive and Needham Bank entered into an Employment Agreement dated December __, 2019 (the “Employment Agreement”);

WHEREAS, the Parties agree that given the circumstances of the termination of the Executive’s employment and the Employment Agreement, the Executive is eligible for Severance Benefits under Section 6(b) of the Employment Agreement;

WHEREAS, the Parties further agree that, under the terms of the Employment Agreement, the Executive is entitled to the Severance Benefits only if he executes and does not revoke a Severance and Release Severance Agreement in the form hereof;

NOW THEREFORE, in consideration of the mutual promises and covenants exchanged herein, and other good and valuable consideration, to which the Executive agrees that he is not entitled unless he executes and does not revoke this Severance Agreement, the Parties agree as follows:

(1)            Termination. The Parties agree that the Employment Agreement and the Executive’s employment thereunder terminated or will terminate on _________________ (the “Termination Date”). The Parties agree that the payments and benefits described in this Severance Agreement are the Bank’s sole remaining obligation(s) to the Executive under the Employment Agreement or otherwise and that the payments and benefits described herein, once paid, will be a full accord and satisfaction with respect to any amount due and owing from the Bank to the Executive. The Executive’s participation in all benefit plans of the Bank will terminate effective on the Termination Date, in accordance with the specific terms of those plans and any applicable law. The Executive and his eligible dependents may continue their participation in the Bank’s group health and dental insurance plans provided to the Bank’s employees after the Termination Date in accordance with the federal law known as COBRA by paying for the premium costs associated with such coverage.

(2)            Automatic Termination Payments. The Bank agrees that it has provided/will provide the following Automatic Termination Payments, as defined in Section 6(a) of the Employment Agreement, to the Executive, regardless of whether the Executive executes this Severance Agreement:

(a)	an amount equal to:

i.	any Base Salary earned through the “Termination Date,”

ii.	unpaid expense reimbursements (subject to, and in accordance with, Section 4 of the Employment Agreement),

iii.	pay at the Executive’s Base Salary rate as of the Termination Date for any accrued but unused vacation as of the Termination Date,

iv.	any earned but unpaid short-term and long-term incentive compensation for the calendar year immediately preceding the Termination Date, and

v.	a prorated portion of the Executive’s target short-term and long-term incentive compensation for the calendar year in which the Termination Date occurs; and

(b)	provide to the Executive any vested benefits due to the Executive under any employee benefit plan of the Bank, in accordance with the terms and conditions of those benefits plans and applicable law.

By signing this Severance Agreement, the Executive acknowledges and agrees that, once he is provided the payments and benefits described in this Severance Agreement (in this Section (2) and Section (3) below), he will have been paid and/or provided all wages and benefits due and owing to him from the Bank including, but not limited to, all accrued but unused vacation time, holiday time, short-term incentive compensation, long-term incentive compensation, and bonuses and any amounts or benefits due under the Employment Agreement.

(3)            Severance Benefits to the Executive. If the Executive signs and does not revoke this Severance Agreement and subject to the terms and conditions of Section (8) below, the Bank shall provide the following to the Executive (collectively, the “Severance Benefits”):

(a)            Severance Payments. The Bank shall pay the Executive a severance payment in an amount equal to two (2) times the sum of (A) the Executive’s Base Salary as of the Termination Date plus (B) the highest annual short-term incentive compensation awarded to the Executive pursuant to Section 3(b) of the Employment Agreement with respect to the three (3) most recent fiscal years ending before or simultaneously with the Termination Date (the “Severance Payment”). The Severance Payment shall be paid to the Executive in a single lump sum payroll payment within ten (10) business days of the Effective Date of the Severance Agreement, provided that the Executive executes and does not revoke the Severance Agreement; and further subject to modifications as specified in Section (6) hereof. In addition, the Bank shall provide the Executive with an amount equal to two (2) times the Executive’s Personal Benefit Allotment, payable in a lump sum payment at the same time and subject to the same conditions as the payment of the Severance Payment.

(b)            Other Benefits. The Bank shall pay an additional lump sum payment to the Executive equal to twenty-four (24)) times the total monthly cost as of the Termination Date for the participation in the Bank’s group life, medical and dental insurance plans of the Executive and, if enrolled as of the Termination Date, his family members. This amount shall be paid to the Executive in a single lump sum payment within ten (10) business days of the Effective Date of the Severance Agreement, provided that the Executive executes and does not revoke the Severance Agreement; and further subject to modifications as specified in Section (6) hereof. To the extent that the Executive and/or his family members elect COBRA continuation coverage for any period after the Termination Date, such cost will be paid solely by the Executive

(c)            Vesting of Non-Qualified Deferred Compensation. The Bank shall fully vest the Executive in any non-qualified deferred compensation plan(s) sponsored by the Bank or the Company, in which the Executive participates.

The Executive acknowledges and agrees that neither Needham Bank nor its attorneys have made any representation to him regarding the tax consequences of the payments made to him pursuant to this Severance Agreement. The Executive agrees that he is solely liable for any taxes to be paid by him with respect to the amounts paid pursuant to this Severance Agreement, except that Needham Bank shall be solely liable for any employer portion of FICA taxes to be paid. Except as specifically provided in this Severance Agreement, no wage, payment, insurance or other benefits, allowances, bonuses, or other compensation or expenses of any sort are due, or will be paid, to the Executive. Notwithstanding the timing of the payments and/or provision of the Severance Benefits identified in Section (3), any Severance Benefits to which the Executive may be entitled under this Severance Agreement will be paid no later than two and one-half months after the close of the plan year in which such Severance Benefits “vest,” as defined in Section 409A.

(4)            Release of Claims by the Executive. For and in consideration of the promises of Needham Bank set forth herein, the Executive, on behalf of himself, his heirs, executors, administrators, personal representative and assigns agrees to the following:

(a)            Release of Claims by the Executive. The Executive, after consulting with his attorney, hereby releases, discharges, and forever waives on behalf of himself, his heirs, executors, administrators, personal representatives, and assigns, any and all claims from the beginning of the world to the date of execution of this document which he now has, might now have, or ever had against Needham Bank and/or its affiliated entities and companies, including without limitation each and every of their present, former and future directors, officers, employees, agents, attorneys, successors and assigns and all others connected with any of them and their insurers (collectively hereinafter “Releasees”), individually and in their official capacities, including but not limited to, all debts, demands, actions, class actions, causes of action, grievances, arbitrations, suits, accounts, covenants, Severance Agreements, damages, expenses, compensation, wages, claims for attorneys’ fees and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, including but not limited to any claims under Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Family and Medical Leave Act; the Equal Pay Act; the Genetic Information Nondiscrimination Act of 2008; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Equal Rights Act, G.L. c. 93; the Massachusetts Civil Rights Act, G.L. c. 12; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214, § 1C; the Massachusetts Parental Leave Law, M.G.L. c. 149, § 105D; the  Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§ 1A et seq.; the Massachusetts Small Necessities Act, G.L. c. 149, § 52D; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A-C; the Massachusetts Equal Rights for the Elderly and Disabled, G.L. c. 93, § 103; the Massachusetts AIDS Testing statute, G.L. c. 111, § 70F; the Massachusetts Consumer Protection Act, G.L. c. 93A; Massachusetts Employment Leave for Victims and Family Members of Abuse, G.L. c. 149, §52E; and the Massachusetts Earned Sick Time Law, M.G.L. c. 149, § 14, all as may be amended, and any other local, state or federal law and specifically including, but not limited to, any claims arising out of or relating to the Employment Agreement. The Executive further agrees that he shall not at any time become a party to, opt into, or otherwise participate in, any current or future class action or collective action asserted against Needham Bank, and that he has waived any and all rights to receive any monetary payment or reinstatement arising from such action. The Executive represents that there is not currently pending a complaint, charge or action in any court, administrative agency, or other forum based upon any claim described in this Section (4)(a). The Executive warrants and represents to Releasees that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or organization any claim described in this Section (4)(a) or any part or portion thereof, and agrees to indemnify and hold harmless Releasees from and against any and all liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on, in connection with, or arising out of any such assignment or transfer or purported assignment or transfer.

(b)            Claims Not Released by the Executive. Notwithstanding the generality of the foregoing Section (4)(a) and this Severance Agreement, nothing in this Severance Agreement prohibits or prevents the Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the National Labor Relations Board, U.S. Equal Employment Opportunity Commission, or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, the Executive agrees that if such an administrative claim is made to such an administrative agency, the Executive shall not be entitled to recover any individual monetary relief or other individual remedies. Notwithstanding the generality of the foregoing Section (4)(a) and this Severance Agreement, the Executive does not waive or release: (i) any rights and/or claims the Executive may have that arise after the date Executive signs this Severance Agreement; (ii) any rights and/or claims that by law cannot be waived by private agreement; (iii) the Executive’s non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of ERISA); (iv) the Executive’s rights and/or claims to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; (v) the Executive’s rights and/or claims to enforce this Severance Agreement in accordance with its terms; and (vi) the Executive’s rights and/or claims to indemnification under the Executive’s Employment Agreement or rights and/or claims to enforce the indemnification provisions of the Company’s By-Laws, or as required by law.

(5)            Denial of Wrongdoing or Liability. The Executive agrees and understands that the Releasees deny any wrongdoing or liability to the Executive and that this Severance Agreement does not constitute an admission by Releasees that any action taken with respect to the Executive was unlawful or wrongful, or violated any federal or state law, order, policy, rule or regulation.

(6)            Sections 280G and 409A.

(a)            The Executive represents and agrees that in no event shall the aggregate payments or benefits to be made or afforded to the Executive under the Employment Agreement and this Severance Agreement, either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of the Executive, constitute an “excess parachute payment” under Code Section 280G, or any successor thereto, and in order to avoid such a result, the Executive agrees that the Bank, consistent with any legal obligations to the Bank and its shareholders, sought the approval of 75% of the disinterested shareholders for the payments or benefits in accordance with Section 280G and, in the event such shareholder approval did not occur, then, the Executive has elected between: (i) accepting the Severance Benefits, in full, regardless of the potential Code Section 280G impact on the payment of such Severance Benefits; and (ii) accepting a reduced Severance Benefit in an amount the value of which is one dollar ($1.00) less than three (3) times Executive’s “base amount,” as determined in accordance with Code Section 280G. The Executive represents and agrees that the allocation of the reduction required hereby has been determined by the Executive, provided, however, that if it is determined that such election by the Executive shall be in violation of Code Section 409A, the allocation of the required reduction shall be pro-rata.

(b)            Notwithstanding anything to the contrary herein, if at the time of the Executive’s “Separation from Service” (as defined below), the Bank determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Severance Agreement on account of the Executive’s Separation from Service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s Separation from Service, or (B) the Executive’s death. If any such delayed payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of Separation from Service occurs, from such date of Separation from Service until the payment date.

(c)            To the extent that any payment or benefit described in this Severance Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s Separation from Service.” For purposes of this Severance Agreement, a “Separation from Service” shall have occurred if the Bank and the Executive reasonably anticipate that either no further services will be performed by the Executive after the Termination Date (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the Termination Date. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h).

(d)            The Parties intend that this Severance Agreement will be administered in accordance with Section 409A of the Code, to the extent applicable. To the extent that any provision of this Severance Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Parties agree that this Severance Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(7)            Non-Competition, Non-Solicitation and Confidential Information.

(a)            Non-Competition. For a period of twelve (12) months after the Termination Date, the Executive agrees not to compete with the Bank in any city, town or county in which the Executive’s normal business office is located or the Bank or the Company has an office or has or have filed an application for regulatory approval to establish an office. The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in the geographic area outside the restricted area defined in this Section (7)(a) and/or in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood.

(b)            Non-Solicitation. For a period of twelve (12) months after the Termination Date, the Executive shall not, directly or indirectly (i) hire or attempt to hire any employee of the Bank, assist in such hiring by any other person, or encourage any such employee to terminate his or her relationship with the Bank, or (ii) solicit business from any customer of the Bank or their subsidiaries, divert or attempt to divert any business from the Bank or their subsidiaries, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of the Bank or any other person or entity associated or doing business with the Bank (or proposing to become associated or to do business with the Bank) to terminate such person’s or entity’s relationship with the Bank (or to refrain from becoming associated with or doing business with the Bank) or in any other manner to interfere with the relationship between the Bank and any such person or entity. The Executive understands that the restrictions set forth in Sections (7)(a), (7)(b), and (7)(c) are intended to protect the Bank’ interests in its Confidential Information (as defined below) and established employee, customer and supplier relationships and goodwill, and the Executive agrees that such restrictions are reasonable and appropriate for this purpose. For the avoidance of doubt, the Executive’s involvement in general advertising or general personnel recruiting efforts that are not targeted at customers or employees of the Bank shall not be considered to violate this Section (7)(b).

(c)            Confidential Information. The Executive shall not at any time divulge, use, furnish, disclose or make accessible to anyone, other than to an employee or director of the Bank with a reasonable need to know, any knowledge or information with respect to confidential or secret data, trade secrets, business information, customer information, procedures or techniques of the Bank (“Confidential Information”), provided, however, that nothing in this Section (7)(c) shall prevent the disclosure by the Executive of any such information which at any time comes into the public domain other than as a result of the violation of the terms of this Section (7) by the Executive or which is otherwise lawfully acquired by the Executive. In the event that Confidential Information is also deemed a trade secret, pursuant to 18 U.S.C. § 1833(b)(1), the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d)            Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Bank or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Bank. The Executive will return to the Bank all such materials and property as and when requested by the Bank. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain any such material or property or any copies thereof after such termination.

(e)            Litigation and Regulatory Cooperation. The Executive shall cooperate fully with the Bank in the defense or prosecution of any claims or any actions now in existence or that may be brought in the future against or on behalf of the Bank that relate to events or occurrences that transpired while the Executive was employed by the Bank; provided that after the Termination date, the Executive shall not be required to perform more than one hundred (100) hours of services pursuant to this Section (7)(e) above and beyond services that could be compelled by issuance of a subpoena. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Bank at mutually convenient times. After the Termination Date, the Executive also shall cooperate fully with the Bank in connection with any investigation or review by any federal, state or local regulatory authority as such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Bank. The Bank shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of his obligations pursuant to this Section (7)(e). The Bank shall pay the Executive for any services pursuant to this Section (7)(e) at the hourly rate of the Executive’s final annual Base Salary divided by 2,080; provided that no payment obligation shall apply to services that could be compelled pursuant to a subpoena.

(f)            Non-Disparagement. The Executive agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name of business reputation of Bank or any of its subsidiaries, or any of its employees, officers, directors, agents to advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any them. The Parties agree that nothing in this Section shall preclude either Party or any other person referenced in this Section from fulfilling any duty or obligation that he or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such Party’s rights under this Severance Agreement.

(g)            Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Bank that might result from any breach by the Executive of the obligations set forth in this Section (7), and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches or threatens to breach any portion of this Section (7), the Bank shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or threatened without showing or proving any actual damages to the Bank and without the need to post a bond.

(8)            Withholding. All payments made by the Bank under this Severance Agreement shall be net of any tax or other amounts required to be withheld by the Bank under applicable law.

(9)            Entire Agreement. This Severance Agreement constitutes the entire agreement between the Parties with respect to its subject matter hereof; no other promises or agreements of any kinds have been made to or with the Executive by any other person or entity to cause him to sign this Severance Agreement; and this Severance Agreement supersedes any and all prior and contemporaneous communications, agreements, and understandings, written or oral, including, but not limited to, the Employment Agreement.

(10)           Binding Effect, Non-assignability. This Severance Agreement shall be binding upon and inure to the benefit of the Bank and its successors. Neither this Severance Agreement nor any rights arising hereunder may be assigned or pledged by the Executive during his lifetime. This Severance Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(11)           Amendment. This Severance Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Bank.

(12)           Enforceability. If any portion or provision of this Severance Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Severance Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Severance Agreement shall be valid and enforceable to the fullest extent permitted by law.

(13)           Forfeiture of Payments. The Executive agrees that the receipt of Severance Benefits under Section (3) of this Severance Agreement are each conditioned upon the Executive’s compliance in all material respects with the obligations contained in Section (7) of this Severance Agreement. The foregoing provision shall be in addition to any other remedies or rights the Bank may have at law or in equity as a result of the Executive’s failure to comply with such obligations.

(14)           Applicable Law. This Severance Agreement shall be construed and enforced in all respects in accordance with the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws, and in accordance with and subject to any applicable federal laws to which the Bank may be subject as an FDIC insured institution. In addition to the foregoing:

(a)            In no event shall the Bank be obligated to make any payment pursuant to this Severance Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(b)            In no event shall the Bank be obligated to make any payment pursuant to this Severance Agreement if:

i.	the Bank is in default as defined in Section 3(x) (12 U.S.C. sec. 1813(x)(1)) of the Federal Deposit Insurance Act, as amended; or

ii.	the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. sec. 1823(c)) of the Federal Deposit Insurance Act, as amended.

(15)           Dispute Resolution. Except with respect to any claim arising out of or relating to the Executive’s obligations under Section (7) of this Severance Agreement, if a dispute arises out of or relates to this Severance Agreement or the Employment Agreement, or the breach hereof, the Parties agree to first use the Employment Mediation Procedures contained in the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association as then in effect (the “Rules”). The mediation will take place at a location within twenty-five (25) miles of the Bank’s headquarters. Any dispute or controversy not settled in accordance the above mediation process, shall be submitted to binding arbitration pursuant to the Rules. The arbitration will take place at a location within twenty-five (25) miles of the Bank’s headquarters.

(16)           Counterparts. This Severance Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

(17)           Successors to the Bank. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform the Bank’s obligations under this Severance Agreement to the same extent that the Bank would be required to perform it if no succession had taken place. Failure of the Bank to obtain an assumption of this Severance Agreement at or prior to the effectiveness of any succession shall be a material breach of this Severance Agreement.

(18)           Indemnification. The Bank agrees to indemnify the Executive in his capacity as an officer of the Bank. In addition, to the extent that the Executive serves at the request of the Bank as a representative, an officer or a Board member of any community organization or financial services industry association or similar entity, he shall be entitled to indemnification by the Bank. Indemnification pursuant to this Section (18) shall be subject to and administered in accordance with the charter or by-laws of the Bank, as amended from time to time; provided, however, that the terms of such indemnification shall be no less favorable to the Executive than those set forth in the charter or by-laws of the Bank as of the date of this Severance Agreement. Any indemnification with respect to service to a third party shall be provided only to the extent that no indemnification or insurance is available from such third party or that any such indemnification or insurance has been exhausted.

(19)            No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Severance Agreement by seeking other employment or otherwise. No payment provided for in this Severance Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, or the Executive’s receipt of income from any other sources, after termination of his employment with the Bank.

(20)            Representations. The Executive acknowledges and agrees that:

(a)             he has been advised to consult with an attorney with respect to this Severance Agreement;

(b)            he has been given the opportunity to consider this Severance Agreement for at least twenty-one (21) days before signing it, but that he may voluntarily sign this Severance Agreement within the twenty-one (21) day period;

(c)            he has seven (7) days following his execution of this Severance Agreement to revoke this Severance Agreement by submitting a written revocation to the Chairman of the Board of Needham Bank; that this Severance Agreement shall become effective upon the expiration of the seven (7)-day period (the “Effective Date”); and that the Bank’s obligations contained in Section (3) of this Severance Agreement are contingent upon him executing and not revoking this Severance Agreement; and

(d)          the Executive has carefully read this Severance Agreement, understands the contents, and freely and voluntarily assents to all of its terms and conditions.

The Parties have executed this Severance Agreement as of the dates below.

SALVATORE RINALDI	On behalf of
NEEDHAM BANK

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Date:
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WITNESS:	WITNESS:

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Date:	Date:

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